Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of August 2, 2006, among Thermadyne Holdings Corporation, a Delaware corporation (the “Company”), as issuer, the Subsidiary Guarantors listed on the signature pages hereto (the “Guarantors”), as guarantors, and U.S. Bank National Association (the “Trustee”), as trustee.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore entered into an Indenture, dated as of February 5, 2004 (the “Original Indenture”), relating to the Company’s outstanding 9¼% Senior Subordinated Notes due 2014 (the “Securities”);

WHEREAS, the Company adopted certain amendments to the Original Indenture in a supplemental indenture dated as of May 16, 2006 (the “First Supplemental Indenture,” and the Original Indenture as amended by the First Supplemental Indenture, the “Indenture”);

WHEREAS, the Company has solicited consent from Holders of the Securities to, among other things, adopt certain further amendments (the “Amendments”) to the Indenture which are set forth in this Second Supplemental Indenture;

WHEREAS, the Company has received consents to the Amendments from Holders of a majority in aggregate principal amount of the outstanding Securities; and

WHEREAS, pursuant to the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of Holders of the Securities as follows:

ARTICLE I

AMENDMENTS

A.            Section 1.01 of the Indenture will be amended by adding the following defined terms:

“Adjusted EBITDA” means for any fiscal period, without duplication, an amount equal to (a) consolidated net income of the Company for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items and dispositions of discontinued operations for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of the Company for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Consolidated Interest Expense, (iii) loss from extraordinary items and dispositions of discontinued operations and from impairments for such period,  (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of the Company of any Capital Stock, (vii) any non-recurring employee severance expenses, not to exceed $2,000,000 accrued during the twelve months ended December 31, 2006, in each case to extent included in the calculation of consolidated net income of the Company for such period in accordance with GAAP, but without duplication, (viii) amounts incurred, not to exceed $1,400,000 in the aggregate, prior to June 30, 2006, in connection with modifications of the Securities and the Limited Consent and Fourteenth Amendment to the Credit Agreement and Amendment No. 14 and Consent to the Second-Lien Agreement (as defined in the Credit Agreement), (ix) amounts incurred, not to exceed $1,500,000 in the aggregate, during 2006, for audit and contractor fees relating to completion of the Company’s Annual Report on 10-K for the year ended December 31, 2005 and audited financial statements, (x) the accrual, net of any payment in cash, related to the net periodic post retirement benefits, (xi) amounts incurred, not to exceed $400,000 in the aggregate, subsequent to July 1, 2006, in connection with amendment and modifications to the Credit Agreement and Second-Lien Agreement (as defined in the Credit Agreement), and (xii) amounts incurred, not to exceed $1,975,000 in the aggregate, subsequent to July 1, 2006 for the consent to extend the time for the submission of the financial statement filings, plus or minus as applicable (d) the impact of any net change in the Company’s LIFO inventory reserve.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Company: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Company or any of the Company’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which the Company has an ownership interest, except to the extent any such income has actually been received by the Company in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Company; (8) in the case of a successor to the Company by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of the Company at the date of acquisition of such Subsidiary over the cost to the Company of the investment in such Subsidiary.

“Adjusted Indebtedness” means Indebtedness less all cash and cash equivalents on hand.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of

(1) Adjusted Indebtedness of the Company and its consolidated Subsidiaries as of the last day of the most recent fiscal quarter to

(2) the aggregate amount of Adjusted EBITDA for the most recent four consecutive fiscal quarters.

B.   Section 4.01 of the Indenture will be deleted and will be replaced by the following Section 4.01:

“SECTION 4.01  Payment of Securities.  The Company shall promptly pay the principal of and interest, including Special Interest (as defined below), if any, on the Securities on the dates and in the manner provided in the Securities and in this Indenture.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Securityholders on that date pursuant to the terms of this Indenture.

In addition to any other payment required by the Notes and this Indenture, the Company shall pay, on each date on which a regularly scheduled interest payment is due, additional interest in an amount equal to 1.25% per annum (the “Special Interest”) on the outstanding principal amount of the Notes from the date on which the Second Supplemental Indenture to this Indenture is executed by the Company and the Trustee through March 31, 2007, with the Special Interest thereafter to be adjusted based on the Consolidated Leverage Ratio as of the last day of each fiscal quarter (beginning December 31, 2006) and to be effective during each next succeeding fiscal quarter (beginning with the quarter commencing on April 1, 2007), as follows:

Consolidated Leverage Ratio:	Special Interest:
greater than or equal to 7.0 to 1	2.75%
greater than or equal to 6.5 to 1 but less than 7.0 to 1	2.25%
greater than or equal to 6.0 to 1 but less than 6.5 to 1	1.75%
greater than 4.0 to 1 but less than 6.0 to 1	1.25%
less than or equal to 4.0 to 1 but greater than 3.5 to 1	0.75%
less than or equal to 3.5 to 1 but greater than 3.0 to 1	0.25%
less than or equal to 3.0 to 1	0.00%

The Company will, as soon as practicable, and in any event within 45 days, following the end of each fiscal quarter (beginning with the quarter ended December 31, 2006), deliver to the Trustee an Officers’ Certificate certifying the calculated Consolidated Leverage Ratio as of the last day of such fiscal quarter.  Such Officers’ Certificate shall be accompanied by supporting calculations.  The Company will disclose (i) the Consolidated Leverage Ratio for each quarter and (ii) the adjustment, if any, to the Special Interest in the applicable Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

The Company shall pay interest on overdue principal at the rate specified therefor in the Securities, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.”

                C.            Section 4.02 of the Indenture will be deleted and will be replace by the following Section 4.02:

SECTION 4.02  SEC Reports.  Whether or not the Company or the Subsidiary Guarantors are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company and the Subsidiary Guarantors shall file with the SEC (subject to the next sentence) and provide the Trustee and Securityholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports.

If, at any time, the Company or the Subsidiary Guarantors are not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing.  The Company shall not take any action for the purpose of causing the SEC not to accept any such filings.  If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company shall post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the Company shall include in the quarterly and annual financial information required by the preceding paragraph a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company shall furnish to the Holders of the Securities and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Securities are not freely transferable under the Securities Act.

The Company also shall comply with the other provisions of TIA § 314(a).

Notwithstanding the foregoing, (i) the Company shall not be obligated to file with the SEC or furnish to the Trustee or the Holders, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 prior to August 21, 2006, provided that the Company’s failure to file such reports, documents or information with the SEC on or prior to August 21, 2006 shall constitute an immediate Event of Default hereunder without any required notice thereof or opportunity to cure and (ii) the Company shall not be obligated to file with the SEC, or furnish to the Trustee or the Holders, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 prior to December 17, 2006, provided that the Company’s failure to file such reports, documents or information with the SEC on or prior to December 17, 2006 shall constitute an immediate Event of Default hereunder without any required notice thereof or opportunity to cure.”

D.   Section 6.01(4) of the Indenture will be amended to read in its entirety as follows:

“(4)         the Company fails to comply with Section 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, or 4.14 (other than a failure to purchase Securities when required under Section 4.06, 4.10 or 4.14) and such failure continues for 30 days after the notice specified below, except with respect to the last paragraph of Section 4.02 pursuant to which there is no notice or cure period;”

ARTICLE II

MISCELLANEOUS

A.   Definitions.  All capitalized terms which are used herein and not otherwise defined herein are used herein with the same meanings as in the Indenture.

B.   Effect of Second Supplemental Indenture; Effectiveness and Operation.  This Second Supplemental Indenture shall be effective upon execution hereof by the Company, the Subsidiary Guarantors and the Trustee.  From and after such execution, the Amendments set forth herein shall be deemed to have modified the applicable articles or sections, or portions thereof, or clauses, of the Indenture.  In all other respects, the Indenture is confirmed by the parties hereto as supplemented by the terms of this Second Supplemental Indenture.  In the event that there is a conflict or inconsistency between the Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.

C.   Trust Indenture Act Controls.   If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”), the required provision shall control.  If any provision of this Second Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Second Supplemental Indenture as so modified.  If any provision of this Second Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Second Supplemental Indenture.

D.   Trustee.  The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

E.    Governing Law.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

F.    Severability.  In case any provisions in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

G.   Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

COMPANY:

THERMADYNE HOLDINGS CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

SUBSIDIARY GUARANTORS:

C&G SYSTEMS, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

C&G SYSTEMS HOLDING, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

MECO HOLDING COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

PROTIP CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

STOODY COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE INDUSTRIES, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE INTERNATIONAL CORP.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMAL ARC, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMAL DYNAMICS CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

TWECO PRODUCTS, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

VICTOR EQUIPMENT COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel